Exhibit 99.1

BioPharm Asia to Acquire
Beijing Zhihe Ruikang Hospital Management Ltd.

NEW YORK & TONGHUA, China--(BUSINESS WIRE)--BioPharm Asia, Inc. (OTCBB: BFAR; “BFAR” or the “Company”), a producer, distributor and retailer of medical products in China, today announced that its wholly-owned subsidiary, China Northern Pharmacy Holding Group Limited, has entered into an agreement (the “Agreement”) to acquire all of the outstanding shares of Beijing Zhihe Ruikang Hospital Management Ltd. (“ZHRK”), a professional Chinese hospital management consultation group, for a consideration of RMB2,400,000 (approximately $350,000). The Company expects to complete the acquisition of ZHRK by early July, 2010.

Since its inception in 2004, ZHRK has provided management consultation services to approximately 30 Chinese hospitals, frequently increasing revenues by 40%-50% while improving the quality and efficiency of their operations. ZHRK has worked in collaboration with premier institutions of higher education (such as Peking University, Fudan University and Shandong University, etc.) to develop techniques improving the management of medical and health care services and systems.  An example of this is its program with Peking University which resulted in a comprehensive medical management services improvement program including system design, training and the introduction of medical technology to upgrade the patient reporting and tracking, which is now in use in numerous Chinese medical institutions.

As medical services in China have expanded, the hospitals need to balance sustained growth with cost control, patient care quality assurance, and management efficiency.  ZHRK assists its clients by implementing reporting systems and procedures to increase visibility into the critical operations of medical care, installing systems to automate manual recording to increase efficiency and reduce the occurrence of errors, and establishing key performance assessments against benchmarks.  Advisors such as ZHRK are being used to improve the efficiency and operations of hospitals in China as recent government reforms require Chinese hospitals to upgrade their services and quality assurance.

“With the acquisition of ZHRK, BioPharm Asia will be well-positioned to expand the services it provides to hospitals which currently acquire medical products from BioPharm’s distribution segment. ZHRK’s expertise also enables BioPharm Asia to potentially acquire privately owned medical care facilities,” Mr. Wenzhong Qin, the CFO of the Company commented. He continued, “With the addition of this capability, BioPharm Asia will assist in upgrading the quality of China’s medical services, thus creating a promising new profit source for the Company.”

For more information about “Beijing Zhihe Ruikang Hospital Management Ltd.”, please visit at www.bfar-zhrk.com.

About BioPharm Asia, Inc.

BioPharm Asia, Inc. is engaged in the retail sale of medical products in China, complemented by vertically integrated supporting functions that include the cultivation of Chinese herbal medicines, pharmaceutical production and wholesale medicine distribution. Following several successful acquisitions, the Company is completing the integration of its distribution channels and expanding its trading business (conducted through its retail stores as well as its distribution activities) to include pharmaceutical manufacturing and the cultivation and sale of medicinal raw materials. For more information, please visit http://www.biopharmasiainc.com.

Forward-looking statement: Except for certain historical information contained herein, the matters discussed in this news release contain forward-looking statements, including, but not limited to, statements relating to future expansion plans and growth in sales. These forward-looking statements involve a number of risks and uncertainties. Actual results may differ materially from those implied herein due to a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors discussed in the company's most recent annual report and other filings with the U. S. Securities and Exchange Commission.